To:
Jacada Ltd.
11 Shenkar St., P.O. Box 12175
Herzelia 46725, Israel
Attn: Mr. Gideon Hollander; Chairman of the Board

October 13, 2015

Dear Giddy Hollander,

Re: **Nomination of Directors to Jacada Ltd., Separation of Offices of Chairman and CEO, Request for Independent Directors to Investigate Ownership / Voting Rights of the Hollander Brothers, and Request for Shareholder Registry**

1. We, the undersigned, Robert B. Ashton and Kinetic Catalyst Partners LLC, are holders of 269,066 and 209,317 ordinary shares of Jacada Ltd. (the **"Company"**), respectively, and a total of 478,383 ordinary shares together, constituting approximately 11.5% of the Company's currently outstanding share capital and voting power.

2. For a long time, we have been silent witnesses to the Company's poor operating performance, stale growth and inability to create significant value for its shareholders, which we attribute to lack of direction and leadership on the part of the Company's management and weak oversight and unassertiveness on the part of its board. While revenue in 2014 grew by less than 5% year over year, cost of revenue increased by almost double that rate and operating expenses spiraled upward by more than 10%, generating a net loss of approximately $668 thousand compared to a net income of $118 thousand in 2013. Cash and securities balances have dwindled from $9.78 million to $7.58 million during such period.

   As major shareholders, we wish to see the Company's business prosper, but it is long past the time for the Company to act with a sense of urgency to begin generating shareholder returns. The board has a critical role in pointing management in the right direction and establishing strong discipline for performance. Dithering while shareholder value slips farther and farther behind is not what the board is paid to do.

3. Therefore, you are hereby required, first and foremost, to cease acting as both chairman of the board and co-CEO of the Company and focus your attention and devote your time to only one of these offices. As you are well aware, Section 95(a) of the Israeli Companies Law prohibits the same person from simultaneously holding these two offices in a public company, unless specifically decided otherwise for a limited period by a supermajority vote of the shareholders, which, to our knowledge, was never obtained. To the extent that such dual capacity was approved in the past, you are hereby required, in accordance with our right under Section 66(b) of the Companies Law, to include the revocation of such resolution in the agenda for the Company's upcoming 2015 annual meeting.

4. Furthermore, you are hereby required to include in the agenda for the Company's upcoming 2015 annual general meeting the election of 2 directors, namely Messrs. Robert Ashton and Jeffrey Smith, whose curriculum vitae and declarations pursuant to Section 224B of the Companies Law are attached to this letter as **Exhibit A**, instead of the Class 1 Directors Avner Atsmon and Ohad Zuckerman whose term expires at that time.

   Our decision to put forward two board nominees, including the undersigned, was taken because we do not see any alternative catalyst for positive change in the Company. When elected, we believe that these nominees will bring wide perspective, fresh thinking and rigorous financial discipline to the work of the board. All shareholders will benefit from a stronger board that is able to evaluate and act upon opportunities for creating value. We will elaborate further on the attributes and potential contribution of these nominees as we begin the process of soliciting proxies for the annual meeting.

   The name and address of the shareholder who intends to make the nomination and of these nominees:
   Robert B. Ashton
   Kinetic Catalyst Partners LLC
   6 Occom Ridge
   Hanover, NH 03755

There are no further arrangements between the shareholder and each of the above nominees pursuant to which the nominations are to be made by the shareholder.

Each of the proposed nominees has consented to serve as a director of the Company if so elected.

5. In addition to financial performance issues, we have serious concerns with the Company's poor corporate governance practices, including apparently undisclosed voting rights by you and your brother, Yossie Hollander, through various family trusts and/or tax haven nominee corporations. Presumably in an attempt to discourage any investor activism to improve shareholder value, you have represented to us that Yossie Hollander is "by far the largest holder" in the Company and that you and Yossie together "control 40% of the shares".

   As investors, we rely upon individual SEC ownership filings and Company proxy filings as to the voting control exercised by shareholders. As such, we call for the audit committee or an ad-hoc committee comprising the Company's external directors (and other independent directors, if any) to investigate the ownership and voting control of both you and Yossie. The company's 2014 proxy statement claims to "make no representation as to the accuracy or completeness of the information reported" by the two of you and that the number of shares held in such trusts is "an indeterminable number". We think this is disingenuous. Both of you are board members and should be required to go through a beneficial ownership list if necessary and identify related owners and entities.

   Specifically, you are required to disclose: (i) whether you, your brother or other relatives of yours have an economic interest and/or voting interest in Cayman Islands based "New Resources", a 5.5% owner, and/or Lichtenstein based "Gunar Anstalt", a 5.4% owner; (ii) the identity of the person or persons having voting authority in, and the number of shares owned by, each family trust or related entity; and (iii) the nature of the relationship and duty of loyalty between the person or persons with voting authority of such trusts/entities, on the one hand, and you and your brother, on the other. In short, we demand the independent directors provide transparency into the holdings and voting control of any entity related to you and your brother. While we have no firsthand knowledge of any wrongdoing or misreporting other than the discrepancy between what we have been told by the co-CEO and the actual filings, there are further indications pointing toward the same concern and require that the Company get to the bottom of this matter as soon as possible.

   We further demand that a copy of the Company's shareholder registry be provided to us for review in a timely manner, as required under Section 129 of the Companies Law.

6. Please promptly advise us of the proposed date of the annual meeting. This letter does not exhaust the matters or items we may require to add to the agenda for the meeting, and we will advise you on any further requirements we may have after receiving the appropriate notice and proxy materials from the Company.

Sincerely,

Robert B. Ashton
Kinetic Catalyst Partners LLC

Bob Ashton

Education

Graduated in 1981 from MIT with a B.S. in Management Science.

Work

Kinetic Catalyst Partners, Portfolio Manager, 2012 – current

Long only microcap technology public equities.

Sophrosyne Capital, Equity Manager, 2010-2012

Long/Short technology public equities.

KVO Capital, Portfolio Manager, Hanover, NH, 2008-2010

Long only technology public equities.

Gensym Corporation, Burlington, MA, 2005-2007

Director from 2005. CEO from 2006-2007. Gensym sold enterprise software to run complex processes. Brought in to run the company when revenue recognition problems were discovered involving the prior CEO. Company was facing stagnant sales, limited cash, and a mandated SEC restatement with millions of new legal and forensic accounting expenses. Oversaw a multiyear restatement, increased sales, restructured company to restore profitability within 3 months. Stock appreciated over 200% in 15 months as CEO.

Segnet Technologies, 2000-2011

Only outside investor and Director of Segnet Technologies, a New Hampshire based provider of fiber to wireless companies and enterprise customers in Northern New England. Sold to Boston based Riverside Partners in 2011.

Private Investor, 1996 to 2007

Investor in public and private technology companies.

Beneficial owner in Workgroup Technologies(WKGP). Bought out largest holder TA Associates and found a buyer for the company a year later.

Organized and represented holders of Trust Preferred holders in Petro Geo-Services (PGS) bankruptcy.

Beneficial owner of Gensym (GNSM). Bought out largest holder Special Situations Fund. Became director, CEO, and concluded a sale of the company.

Bridge Technology Inc., Boston, MA, 1990-1995

Founded Bridge Technology in 1990. Developed database utilities to move large amounts of data quickly between IBM mainframes and servers for enterprise customers. Sold the company in 1995 to Peregrine Systems in San Diego.

DB View Inc., Waltham, MA, 1985 to 1989

Founded DB View in 1985. Developed and marketed database utilities for security, performance, and auditing of IBM's enterprise database DB2. Sold the company in 1989 to Systems Center (VM Software) in Reston, VA.

BGS Systems Inc., Waltham, MA, 1981 to 1985

Taught software training seminars, did pre-sales tech support. Mainframe performance tools for enterprise customers. Opened London office and supported European distributors.

JEFFREY W. SMITH

617.899.8538 mobile ■ jeffreys@nextboston.com

Profile

International CEO, Advisor, and Investor with recent focus on crowdsourced and consumerized enterprise software development ■ *deep depth* driving shareholder value creation from aggressive organic growth and strategic M&A ■ 24 transactions in 15 countries for emerging/mature SW, defense, environmental, and petroleum companies.

Career Milestones

NEXTBOSTON, www.nextboston.com, Milan, Italy / Portsmouth, NH **2000-present**

Managing Partner ■ Created a global advisory group dedicated to accelerating value creation for disciplined investors through: global organic/acquisition growth, debt/equity funding, product repositioning, key partner development, technology joint ventures, and by positioning enterprises for attractive sales — *grew $500M in new business for six partner companies; drove FlightLandata value 10X and sold for $37.5M within three years.*

CYRUS INNOVATION, www.cyrusinnovation.com, **/ ANGULARIS,** New York, NY **2012-present**

Investor/Director/Interim CEO ■ Acquired Cyrus with Canary Ventures (early stage investment fund with 25 portfolio technology companies); initiated transformative merger — *created an integrated ideation, design, and engineering group to build consumerized enterprise SW products for Global 2000 companies— partnered with Appirio to incubate a series of customer focused crowdsourcing initiatives.*

FLIGHT LANDATA (now KEYW; NASDAQ), N. Andover, MA **2009-2011**

CEO ■ Recruited to take over a 20 year old underperforming defense contractor specializing in airborne high resolution digital imaging systems/services—*drove revenue from $8M to $45M, grew shareholder value from $1 to $11.10 per share and sold the company for $37.5M in less than three years.*

GENSYM – GNSM (NASDAQ), Burlington, MA **2006-2008**

CRO ■ Contracted as Chief Restructuring Officer by the Board to execute SEC-mandated restatement and to restructure this publicly traded enterprise software company — *reestablished profitability in three months and grew sales every quarter; sold the company at a 79% premium.*

KWI INTERNATIONAL, Klagenfurt, Austria / Kuala Lumpur, Malaysia **2002-2005**

CEO/Principal ■ Partnered with the founders to restructure this 60 year old global water treatment firm operating in 25 countries—*led two year bankruptcy process, consolidated profitability in seven months, reduced foreign subs from 25 to 10, wrote debt down $25M, and grew founder's equity five times to $30M.*

Early Career

PRAIM TECHNOLOGIES, Trento, Italy / Portsmouth, NH **1993-2002**

CEO/Principal ■ CEO of this Italian/US based IT holding company focused on peripherals, enterprise software, and data communications equipment. Executed a global acquisition strategy
—built a $25M multinational technology firm entirely from internally generated funds.

SMITH VALVE ASIA, Singapore / Hong Kong **1981-1991**

Managing Director/Principal ■ This $30M manufacturer of valves and control systems based in Singapore and Hong Kong served major oil and petroleum companies in Europe, the Middle East, Africa, and Asia—*grew the company from a 10-man startup to a worldwide market leader in under 10 years.*

Education

AB, *Economics*, **Brown University,** 1981

DECLARATION

Pursuant to Section 224B of the Israeli Companies Law, 1999 (the **"Law"**)

I, the undersigned, Robert B. Ashton, U.S. passport number , having agreed to be a candidate and hence to be appointed and to serve as a director on the board of directors of Jacada Ltd. (the **"Company"**), hereby declare as follows:

1. I am making this statement as required under Section 224B of the Law. Such provision requires that I make the statements set forth below prior to, and as a condition to, the submission of my appointment as a director of the Company to the approval of the Company's shareholders.

2. I have the professional qualifications and experience as indicated in the resume attached as **Appendix A** and all necessary skills required to serve as a director of a public company, and have the capability to devote ample time to the Company, taking into consideration, amongst others, the size of the Company and its unique nature and business.

3. I have not been convicted, in (i) a judgment, within the last five years of offences detailed in Section 226(a) of the Law or conviction by a court outside of Israel in offences of bribery, deceit, offences committed by officers of a corporation or misuse of inside information; or (ii) a judgment, of an offence other than the offences listed in subsection (i) above, where the court has determined that in light of the essence, severity or circumstances of the offense I am prohibited from serving as a director in a public company or that the period in which I am so prohibited is shorter than five years.

4. The administrative Enforcement Committee, established in accordance with the Israeli Securities Law, 1968, did not impose upon me any Means of Enforcement, which prohibits my serving as a director in any public company, and the period set by the Administrative Enforcement Committee in the aforesaid Section has not yet passed (as the terms "Administrative Enforcement Committee" and "Means of Enforcement" are defined under the Section 225(b) of the Law).

5. I am more than eighteen years old, I have not been declared bankrupt and I have not been declared by a court of a competent jurisdiction as lacking the power to act with legal effectiveness.

6. I hereby covenant that should any of the above declarations change, I will promptly give notice to the Company thereof.

7. I acknowledge that the approval of my appointment as a director at the general assembly is based on this declaration.

8. I acknowledge that this declaration will be held at the Company's registered office, and that it may be available for review by any person, under any applicable law.

I, the undersigned, hereby declare that this is my name, my signature and that the above mentioned is true.

October 13, 2015
Date

Robert B Ashton
Signature

ROB J. CROSSETT
STATE OF NEW HAMPSHIRE
COMMISSIONER OF DEEDS
MY COMMISSION EXPIRES APRIL 20, 2020

Rob C

APPENDIX A
RESUME AND PROFESSIONAL EXPERIENCE

Name	Robert B Ashton
Date of Birth	
Address for submission of court proceedings	6 Occom Ridge Hanover, NH 03755 USA
Passport / I.D. number	
Nationality	USA
Membership in any board of directors committee[1]	N/A
Are you an employee of the Company, its Subsidiary or an Affiliated Company, or are you a Principal Shareholder in any of the above?[2]	Principal Shareholder (>5%)
Date of appointment as director	N/A
Education	B.S. Sloan School of Management 1981
Occupation in the past five years	Portfolio Manager
Other corporations in which you currently serve as a director	None
Are you a Relative of another Principal Shareholder in the Company?[3]	No
Are you an Independent Director[4], External Director[5] or Expert External Director[6]?	N/A
Are you a director, which the Company perceives as a having "Accounting and Financial Expertise" for the purpose of meeting the minimal number established by the Board of Directors in accordance with Section 92(a)(12) of the Companies Law?	N/A

[1] Relevant only to incumbent directors.
[2] All as the terms are defined under the Israeli Securities Law, 1968.
[3] As the terms are defined under the Law.
[4] As the terms is defined under the Law.
[5] As the term is defined under the Law.
[6] As the term is defined under the Law.

DECLARATION

Pursuant to Section 224B of the Israeli Companies Law, 1999 (the "**Law**")

I, the undersigned, Jeffrey W. Smith, U.S. passport number having agreed to be a candidate and hence to be appointed and to serve as a director on the board of directors of Jacada Ltd. (the "**Company**"), hereby declare as follows:

1. I am making this statement as required under Section 224B of the Law. Such provision requires that I make the statements set forth below prior to, and as a condition to, the submission of my appointment as a director of the Company to the approval of the Company's shareholders.

2. I have the professional qualifications and experience as indicated in the resume attached as **Appendix A** and all necessary skills required to serve as a director of a public company, and have the capability to devote ample time to the Company, taking into consideration, amongst others, the size of the Company and its unique nature and business.

3. I have not been convicted, in (i) a judgment, within the last five years of offences detailed in Section 226(a) of the Law or conviction by a court outside of Israel in offences of bribery, deceit, offences committed by officers of a corporation or misuse of inside information; or (ii) a judgment, of an offence other than the offences listed in subsection (i) above, where the court has determined that in light of the essence, severity or circumstances of the offense I am prohibited from serving as a director in a public company or that the period in which I am so prohibited is shorter than five years.

4. The administrative Enforcement Committee, established in accordance with the Israeli Securities Law, 1968, did not impose upon me any Means of Enforcement, which prohibits my serving as a director in any public company, and the period set by the Administrative Enforcement Committee in the aforesaid Section has not yet passed (as the terms "Administrative Enforcement Committee" and "Means of Enforcement" are defined under the Section 225(b) of the Law).

5. I am more than eighteen years old, I have not been declared bankrupt and I have not been declared by a court of a competent jurisdiction as lacking the power to act with legal effectiveness.

6. I hereby covenant that should any of the above declarations change, I will promptly give notice to the Company thereof.

7. I acknowledge that the approval of my appointment as a director at the general assembly is based on this declaration.

8. I acknowledge that this declaration will be held at the Company's registered office, and that it may be available for review by any person, under any applicable law.

I, the undersigned, hereby declare that this is my name, my signature and that the above mentioned is true.

13 OCT 2015

Date

Signature

State of New Hampshire
County of Rockingham

Michelle Gurney
Notary Public, State of New Hampshire
My Commission Expires Sept. 18, 2018

This instrument was acknowledged before me this 13 of October 2015 by Jeffrey W. Smith.

Notary Public

APPENDIX A
RESUME AND PROFESSIONAL EXPERIENCE

Name	Jeffrey W. Smith
Date of Birth	
Address for submission of court proceedings	30 Gundalow Landing, Newington, NH 03801 USA
Passport / I.D. number	
Nationality	USA
Membership in any board of directors committee[1]	N/A
Are you an employee of the Company, its Subsidiary or an Affiliated Company, or are you a Principal Shareholder in any of the above?[2]	No
Date of appointment as director	N/A
Education	BA, Brown University,
Occupation in the past five years	CEO / Investor
Other corporations in which you currently serve as a director	Angularis, LLC / Cyrus Innovation LLC
Are you a Relative of another Principal Shareholder in the Company?[3]	No
Are you an Independent Director[4], External Director[5] or Expert External Director[6]?	N/A
Are you a director, which the Company perceives as a having "Accounting and Financial Expertise" for the purpose of meeting the minimal number established by the Board of Directors in accordance with Section 92(a)(12) of the Companies Law?	N/A

[1] Relevant only to incumbent directors.
[2] All as the terms are defined under the Israeli Securities Law, 1968.
[3] As the terms are defined under the Law.
[4] As the terms is defined under the Law.
[5] As the term is defined under the Law.
[6] As the term is defined under the Law.